Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S‑3 and S‑8 (Nos. 333‑281309, 333‑273714, 333‑269263, 333‑258560, 333‑225481, 333‑211663, and 333‑206547) of Live Oak Bancshares, Inc. of our report dated February 22, 2024 (except as to the changes in the reporting of the Company's business segments discussed in Note 1, as to which the date is March 18, 2025, and except as to the error correction discussed in Note 1, as to which the date is November 17, 2025), with respect to the consolidated financial statements of Live Oak Bancshares, Inc. as of December 31, 2023 and for each of the years in the two‑year period ended December 31, 2023, which report is included in Amendment No. 1 to this Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Greenville, North Carolina
November 17, 2025